Exhibit 4.2


                   AMENDMENT TO THE 1993 INCENTIVE SHARE PLAN

        Paragraph 3, Section (a) of the plan is hereby amended by deleting the final sentence of Section (a) in its entirety and replacing it with the following language:

               "Subject  to  adjustment  as  hereinafter provided, the
            aggregate number of Shares as to which Awards may be granted under the Plan shall not exceed 1,750,000."